Exhibit 99.1

MEDISCIENCE AND ALFANIX TECHNOLOGY IN ALLIANCE TO BUILD AND TEST SOPHISTICATED
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PHOTONICS CANCER DIAGNOSTICS DEVICES
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CHERRY  HILL, N J.  March 6, 2006 (NJ-MEDISCIENCE-TECH) (MDSC-OTCBB) Mediscience
Technology Corp (MDSC BB). (Mediscience) and Alfanix Technology, Ltd. (ATL) are pleased to announce an alliance to construct sophisticated photonics devices for cancer diagnostics, such as the Cancer Diagnostic Ratiometer (CD-R); and to introduce the devices into Latin America for testing on human subjects. CD-Rs use light fluorescence to distinguish between cancerous and non-cancerous tissues to obtain a more accurate in situ optical PAP test. CD-R results are immediate, whereas diagnosis via conventional PAP smears takes approximately one week. While CD-Rs are seen as a supplement for conventional PAP smears initially, they may eventually serve as a substitute.

     The alliance was announced jointly by Mr. Peter Katevatis Esq., Chairman and CEO of Mediscience, and Dr. Robert R. Alfano, President and CEO of ATL. The alliance will be funded by Mediscience, a public company trading on the OTC Bulletin Board under the symbol "MDSC.BB".

     As part of the alliance, ATL will oversee the construction for Mediscience of CD-R Beta units for use in clinical testing. At least two will be used for clinical tests in the Dominican Republic under the supervision of ATL; and at least two will be used for similar trials in the United States under the supervision of Mediscience. The objective is to obtain algorithms in order to evaluate and improve the efficacy of CD-Rs on human subjects. With a high index rate of GYN cancer among Latin America's female population, there is an urgent need for a more accurate approach to detect and diagnose the disease. The ability to diagnose cancer in real time, offers the added benefit of being able to provide life-saving treatment for cervical cancer that otherwise might not be available because of the difficulty of getting many Latin American women to return for treatment after providing them with a delayed diagnosis of malignancy based on the examination of a PAP smear.

     ATL is a New York State for-profit company focusing on developing, building and selling photonics-based medical and non-medical devices , Cr laser crystals, novel compact lasers, and photonics related technology. ATL's mission is to help companies develop and market photonics products; and assist with testing and marketing of these products in the United States and internationally with an emphasis on Latin America. ATL is developing a network of doctors and hospitals in Latin America, starting with the Dominican Republic, for the introduction, testing, and marketing of photonics-based medical products for detection and diagnosis of cancer of the GYN tract, breast, and skin. In return for developing and introducing a marketable product for companies under contract, ATL will receive an agreed upon royalty and/or a percentage interest in either the product-line or the company.

     The alliance between ATL and Mediscience includes the identification of and subsequent training of medical teams in the Dominican Republic to use the CD-R system. Medical teams will be composed of an oncologist, pathologist and medical technician.

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

     Dr. Alfano stated that "this Agreement will enhance the development of the CD-R and other sophisticated photonics devices that have the potential to become important new cancer diagnostic tools. It will also help to bring Mediscience to the next level in marketing cancer fluorescence devices. " Mr. Katevatis added "this extraordinary Alliance contractually endows Mediscience with on-going technical resources, not available in any other single individual or un-experienced entity, to be applied to our CD-R, technology, our FDA clinicals and subsequent sequential market entry of additional Mediscience Platform applications.

     Dr. Alfano is the inventor of fluorescence technology and the developer of the CD-R. He noted that the Latin American and Dominican Republic connections regarding the CD-R and other Photonics products will also bring high technology and valuable training to those regions in a number of fields, including tunable lasers, laser crystals technology, and water pollution detection based on the fluorescence of bacteria.

     Mediscience and ATL are clients of CUNY's New York State Center for Advanced Technology in Photonics Applications. The CUNY-CAT develops and disseminates knowledge in photonics technology in order to promote New York State economic development for the medical, biological, industrial and military sectors; and provides New York State companies with research services, including infrastructure and business development.

      Investor Notice: Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include among other things, the availability of financing, the company's ability to implement its herein indicated present CD-R and long-range business plan for various other applications of its technology; the company's ability to enter into successful agreements with any necessary or desirable marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary US or Latin American Country regulatory or other approvals/ clearances applicable to applications of the company' technology; and management of growth and other risked and uncertainties that may be detailed from time to time in the company's reports filed with the Securities and Exchange Commission. This disclosure is intended to satisfy: SEC Section 6,6.01 Regulation FD, disclosure and Section 7 and 7.0 as well as all applicable and presently effective Sarbanes-Oxley disclosure requirements under Regulation G.

Ref: 8-K filing dtd March 6, 2006

www.cunyphotonics.com
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MEDISCIENCETECH.com
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http://www.infotonics.org/ResearchProjects/CompactPhotonicExplorers.asp
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                                    Contacts

Mediscience: Peter Katevatis Esq., Chairman/ CEO   metpk@aol.com
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Alfanix: Dr. Robert Alfano, Pres /CEO (917) 969 2209 www.Alfanix.com
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